Exhibit 3.9
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MICROWAVE POWER PRODUCTS, INC.
Pursuant to Sections 242 and 245 of the Delaware General Corporation Law EIMAC, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:
(1)    The name of the Corporation is EIMAC, Inc. The original certificate of incorporation of the Corporation ("Original Certificate of Incorporation") was filed with the office of the Secretary of State of the State of Delaware on May 6, 2024 under the name TDG Acacia, Inc. A certificate of amendment to the Original Certificate of Incorporation was filed on June 6, 2024 changing the name from TDG Acacia, Inc. to EIMAC, Inc. (as amended, the "Certificate of Incorporation").
(2)    This Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") was duly adopted by the board of directors of the Corporation (the "Board of Directors") and by the written consent of the sole stockholder of the Corporation in accordance with Sections 228,242 and 245 of the DGCL.
(3)    This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as heretofore amended or supplemented, to read in its entirety as follows:
FIRST: The name of the Corporation is Microwave Power Products, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH: The amount of the total stock of this corporation is authorized to issue is 1,000 shares with a par value of $0.10 per share.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on this 25th day of June, 2024.

By:	/s/ Jessica L. Warren
Name:	Jessica L. Warren
Title:	Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:39 AM 06/25/2024
FILED 10:39 AM 06/25/2024
SR 20242972678 - File Number 3604620